Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 5, 2021 by and between Histogen Inc., a Delaware corporation (“Employer”), and Steven J. Mento, Ph.D. (“Executive”).

RECITALS

WHEREAS, Employer desires to employ Executive as Executive Chairman and Interim Chief Executive Officer and President of Employer on the terms and conditions hereinafter set forth; and

WHEREAS, Executive desires to be employed by Employer as Executive Chairman and Interim Chief Executive Officer and President on the terms and conditions hereinafter set forth.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements set forth herein, Executive and Employer agree as follows:

1. Employment Term. The term of this Agreement (the “Employment Term”) shall commence on Executive’s actual start date (the “Effective Date”), which is to be on November 8, 2021, and will continue until terminated as provided in Section 7 below.

2. Scope of Employment.

(a) Position and Duties. Executive agrees that as of the Effective Date he shall become an employee of Employer with the title of “Executive Chairman and Interim Chief Executive Officer and President.” Executive further agrees that during the Employment Term, he shall use his best efforts and his skills and experiences in the best interests of Employer. Executive shall report to the Board of Directors of Employer (the “Board”) and perform the job duties and have the responsibilities and authority customarily performed and held by an employee in his position or as otherwise may be assigned or delegated to him by the Board. The employment is on a part-time basis at 60% full-time equivalent and an interim position. The Board intends to conduct a search for a full-time, permanent Chief Executive Officer and President at which time Executive’s employment position with the Company shall terminate. Executive may then continue to serve as Executive Chairman or Non-Executive Chairman of the Board, as agreed to with the Board at such time. Except as may be mutually agreed between Employer and Executive, Executive shall be based at Employer’s headquarters in San Diego, California except for when business needs require Executive to travel.

(b) Exclusive Efforts. During Executive’s employment by Employer, Executive shall render services to Employer exclusively, and shall not render, directly or indirectly, any services or engage in business activities with any other person or entity, either as an employee, employer, consultant, agent, principal, partner, equityholder, corporate officer, director, or in any other individual or representative capacity, without the prior written consent of the Board. Executive agrees to serve Employer faithfully, to execute to the best of his abilities the duties of his position, and to devote his entire business time, attention, and efforts to the interests and business of Employer. Notwithstanding the foregoing, but subject at all times to the restrictions in Sections 4 and 5, and subject to approval of the Board, not to be unreasonably withheld, Executive shall not be restricted from participating as an advisor, director or in similar capacities with charitable or professional organizations, so long as such participation (i) complies with Employer’s written employment policies, and (ii) does not materially interfere with the satisfaction of Executive’s obligations hereunder . While employed by Employer, Executive shall not, without the prior written consent of the Board, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with Employer’s business. Notwithstanding the foregoing provisions of this Section 3(b), Executive may (A) make passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company listed on a national securities exchange or in an over-the-counter securities market and Executive is not otherwise associated directly or indirectly with such company or with any affiliate of such company and (B) serve on the boards of directors of the companies and organizations set forth on Schedule 1 hereto, and such investments or service shall not constitute a breach of this Section 2(b).

(c) Compliance with Laws and Policies. Executive agrees at all times to strictly adhere to all applicable laws, rules and regulations and with the written policies and procedures of Employer in effect from time to time and provided to Executive (to the extent such written policies and procedures are not inconsistent with the terms of this Agreement).

(d) Representations and Covenants by Executive. Executive hereby represents and warrants that: (i) Executive’s execution, delivery and performance of this Agreement does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which Executive is bound, (ii) Executive is not a party to or bound by any agreement or understanding of any type, whether written or oral, or by any statutory or common law duty or obligation which, in any case, would in any way restrict his ability to be employed by Employer or any affiliate thereof, or Executive’s ability to compete freely with any other person, (iii) Executive is not subject to or in breach of any nondisclosure agreement, including any agreement concerning trade secrets or confidential information owned by any other party, and (iv) Executive has the legal capacity to execute this Agreement. There is no action or proceeding pending or, to Executive’s actual knowledge, threatened against Executive that would prevent, hinder or materially delay the performance by Executive of any of his obligations hereunder. Executive further acknowledges that Employer has a legitimate business interest in protecting the business, acquired goodwill, Trade Secrets, Records and other Confidential Information, each capitalized term as defined on Exhibit A hereto. Executive also acknowledges and recognizes the highly competitive nature of the business of Employer.

3. Compensation and Benefits.

(a) Base Salary. Employer shall pay to Executive an annual base salary of three hundred thirty-three thousand dollars ($333,000) (the “Base Salary”), minus taxes and applicable withholdings, payable in accordance with Employer’s regularly scheduled payroll policies. Base Salary will be subject to review and adjustment (but not decrease) in accordance with Employer’s normal performance review practices, but no less frequently than annually. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.

(b) Cash Incentive Bonus. Executive is eligible to receive an annual discretionary bonus (“Cash Bonus”), paid after the close of the applicable performance period based upon performance metrics jointly established by the Board (or any applicable committee thereof) and Executive. The Cash Bonus, if any, shall be paid to Executive in Employer’s fiscal year following the fiscal year for which it is earned. Except as set forth in Section 8(c) or (d) of this Agreement, Executive shall not be entitled to receive the Cash Bonus if he is not employed at the time that such bonus is paid.

(c) Equity Awards.

(i) Option Award. As soon as reasonably practicable following the Effective Date, Executive shall be granted a stock option to purchase shares of Employer’s common stock representing 1.06% of Employer’s Fully Diluted Capitalization (the “Option Award”) as of the Effective Date multiplied by 60%. Twenty-five percent (25%) of the Option Award shall vest on the annual anniversary of the Option Award so that one hundred percent (100%) of the Option Awards shall vest by the fourth anniversary of the Effective Date, subject to Executive continuing to provide services to Employer through the relevant vesting dates. The exercise price per share of the Option Award will be equal to the fair market value per share on the date such award is granted. The term of the Option Award shall be ten (10) years, subject to earlier expiration as provided in Employer’s equity incentive or stock option plan (the “Plan”) or the Option Agreement, as defined below. The Option Award shall be in all respects subject to the Plan and any amendments thereto, and conditioned upon Executive’s execution of stock option agreement evidencing the grant of the Option Award (the “Option Agreement”). The terms and conditions upon which the Option Award may be exercised, including, if at all, after termination of Executive’s employment or service, are governed by the Plan and the Option Agreement; provided, however, that the vesting of the Option Award shall accelerate in full upon a Change of Control (as defined in the Plan).

(ii) Restricted Stock Unit. As soon as reasonably practicable following the Effective Date, Executive shall be granted a restricted stock unit award in an amount equaling $166,500 (the “RSU Award”). One hundred percent of the RSU Award will vest upon the earlier to occur of (i) one (1) year after the Effective Date, or (ii) the hiring of a permanent Chief Executive Officer and President, subject to Executive continuing to provide services to Employer through the relevant vesting dates. The term of the RSU Award shall be ten (10) years, subject to earlier expiration as provided in the Plan or the RSU Agreement, as defined below. The RSU Award shall be in all respects subject to the Plan and any amendments thereto, and conditioned upon Executive’s execution of restricted stock unit agreement evidencing the grant of the RSU Award (the “RSU Agreement”). The terms and conditions upon which the RSU Award may be exercised, including, if at all, after termination of Executive’s employment or service, are governed by the Plan and the RSU Agreement; provided, however, that the vesting of the RSU Award shall accelerate in full upon a Change of Control (as defined in the Plan).

(iii) Future Awards. Executive will continue to be eligible to receive such other long-term incentive awards as determined by the Board in its sole discretion.

For purposes of this Agreement, “Fully Diluted Capitalization” includes all outstanding shares of Employer’s capital stock, on a fully-diluted basis, determined under the treasury stock method and determined and will be determined by the Board in its sole discretion.

(d) Paid Time Off and Benefits. During the Employment Term, Executive shall receive personal time off (“PTO”) benefits consistent with such benefits currently offered to Employer’s executives and any Employer’s policies as in effect from time to time, as adjusted for Executive part-time employment; provided, however, that Executive shall receive no less than four (4) weeks PTO during his initial year of service. In addition, during the Employment Term, Executive shall be eligible to participate in the employee benefit plans maintained by Employer and generally available to similarly situated employees of Employer, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such employee benefit plan. Employer reserves the right to cancel or change the employee benefit plans and programs it offers to its employees at any time.

(e) Expense Reimbursement. Employer shall reimburse Executive for reasonable and necessary actual out-of-pocket business expenses incurred by Executive in connection with the performance of his duties hereunder; provided, that (i) such expenses were incurred in accordance with Employer’s policies, including any required pre-approvals thereunder, and (ii) Executive timely provides proper documentation and receipts prior to being entitled to any reimbursement for such amounts.

4. Trade Secrets, Confidential Information.

(a) Executive acknowledges that, during his employment with Employer he will acquire Trade Secrets and other Confidential Information (as defined in Exhibit A attached hereto), including information relating to the business of Employer, business methods, customers and suppliers. Employer considers the identity of customers and suppliers of Employer’s business, the contact person for those customers and suppliers, and any other information related to business conducted between such persons and Employer to be Trade Secrets and, as such, the confidential, sole and exclusive property of Employer.

(b) Executive understands that all Records (as defined in Exhibit A hereto) also constitute Confidential Information (and may constitute Trade Secrets) of Employer, and that his obligations continue at all times during and after his employment. These Records do not become any less confidential or proprietary to Employer because Executive may commit some of them to memory or because he may otherwise maintain them outside of Employer’s offices.

(c) Executive shall not, at any time during the term of his employment or after the termination of his employment, disclose to others, either directly or indirectly, or take or use for Executive’s own purposes or the purposes of others, either directly or indirectly, any Trade Secret or any Confidential Information of Employer. Executive understands and acknowledges that this obligation applies not only to technical information and customer information, but also to any business information that Employer treats as confidential. Executive agrees that all Confidential Information of Employer is to be used by him solely and exclusively for the purpose of conducting business on behalf of Employer or its affiliated companies. If Executive resigns or is terminated from his employment for any reason, he agrees to immediately return all Confidential Information, including Confidential Information maintained by him in his office, personal electronic devices, and/or at home.

(d) Executive agrees to keep the terms of this Agreement confidential and shall not disclose any terms herein except to Executive’s spouse, if applicable, attorneys or tax preparer or other professional advisors to whom such disclosure is necessary to effectuate the purposes for which Executive has consulted such professional advisors, or as required by law. Executive shall inform all future employers that Executive is bound by this confidentiality provision.

(e) Notwithstanding anything to the contrary contained herein, this Agreement does not prohibit Executive from exercising his legal rights under applicable law, including but not limited to reporting what he reasonably and in good faith believes are possible violations of applicable law or regulation to any governmental agency or self-regulatory organization (such as but not limited to the Department of Justice, the Securities and Exchange Commission, the National Labor Relations Board, the Congress, and any agency Inspector General, or any other similar state agency), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation. Executive does not need Employer’s prior authorization to make any such report or disclosure, nor is Executive required to notify Employer that Executive has made any such report or disclosure. Furthermore, nothing herein is intended to prohibit Executive from cooperating in an investigation conducted by such a governmental agency or to otherwise limit his right, if any, to receive an award for information provided to any governmental agency or entity. Notwithstanding anything to the contrary contained herein, Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (i) in confidence to a federal, state, or local government official, either directly or indirectly; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by Employer for reporting a suspected violation of law, Executive may disclose Employer’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive: (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.

5. Nonsolicitation; Non-Disparagement.

(a) Nonsolicitation. To the fullest extent permitted under applicable law, during the period commencing on the date of this Agreement and continuing until the first anniversary of the date when Executive’s employment is terminated for any reason, Executive shall not directly or indirectly, personally or through others, solicit, recruit or attempt to solicit or recruit (on Executive’s own behalf or on behalf of any other person or entity) either (a) any employee or any consultant of Employer or any of Employer’s affiliates or (b) the business of any customer of Employer or any of Employer’s affiliates on whom Executive called or with whom Executive became acquainted during his employment, if Executive is using confidential or proprietary information of Employer to effectuate the solicitation of any such customer. Executive represents that he (i) is familiar with the foregoing covenant not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(b) Non-Disparagement. For the consideration herein provided, Executive agrees not to disparage or defame in any manner, whether directly or indirectly, Employer, its affiliates, officers, directors, employees, products or services following termination of employment.

(c) Survival. Executive hereby acknowledges and agrees that given the knowledge he will acquire during his employment with Employer, including knowledge regarding the strategy, products, customers and goodwill of the business and assets of Employer, it is of paramount importance to Employer that this Agreement contains enforceable restrictive covenants, such that Employer is willing to provide Executive with the compensation and benefits described in this Agreement for his adherence to such covenants following the termination of his employment, regardless of the reason for his termination. Accordingly, Executive agrees that Sections 4, 5 and 6 shall survive the termination of this Agreement.

6. Remedies Upon Breach. Executive hereby acknowledges and agrees that the services to be rendered by him to Employer are of a special and unique character, which gives this Agreement a peculiar value to Employer. Executive further acknowledges and agrees that a breach or threatened breach by him of any of the provisions contained in Section 4 or Section 5 will cause irreparable injury to Employer. Executive therefore agrees that, in addition to any other right or remedy Employer may have, Employer shall be entitled to a temporary restraining order and to a preliminary and permanent injunction enjoining or restraining the breach or threatened breach of Section 4 or Section 5 by Executive, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security. Executive further agrees that Employer shall have the right to have the provisions of Section 4 and Section 5 specifically enforced and to require Executive to account for and pay over to Employer all compensation, profits, moneys, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of such provisions.

7. Termination.

(a) Employment at Will. Executive’s employment shall be “at will,” meaning that either Executive or Employer shall be entitled to terminate Executive’s employment at any time and for any reason, with or without Cause or notice. This Agreement shall constitute the full and complete agreement between Executive and Employer on the “at-will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and an authorized officer of Employer.

(b) Hiring of CEO & President. Upon hiring of a permanent Chief Executive Officer & President, Executive’s employment under this Agreement shall be terminated. At such time, Executive may continue to serve in a Non-Executive Chairman or Executive Chairman capacity, as mutually determined by Executive and the Board. If Executive shall serve as (i) non-Executive Chairman, then he shall receive Chairman compensation commensurate with the Non-Employee Directors Compensation Policy in existence at such time; or (ii) Executive Chairman, then he shall receive cash compensation at an annual rate of $150,000 and equity grants commensurate with the Non-Employee Directors Compensation Policy, or as otherwise mutually agreed to between Executive and the Board at such time.

(b) Rights Upon Termination. Upon the termination of Executive’s employment with Employer, Executive shall only be entitled to the accrued but unpaid Base Salary due to him through the date of termination, any earned but unused PTO through the date of termination in accordance with Employer’s PTO policy, any vested benefits under Employer’s welfare and pension benefit plans (other than any severance plans) pursuant to the terms of such plans, and any unreimbursed business expenses incurred by Executive in accordance with this Agreement and Employer’s expense policies.

8. [Intentionally Omitted].

9. Ownership of Work Product and Inventions.

(a) Ownership. Employer shall own all rights to “Work Product” (as defined below) created by Executive. Executive hereby assigns to Employer all copyright, trademark, trade secrecy, and patent rights in the Work Product. Executive will take all action reasonably requested by Employer to transfer rights to the Work Product to Employer and to permit Employer to obtain copyright, trademark, patent, or similar protection for the Work Product in its own name in any jurisdiction. Executive hereby waives in whole any moral rights which he may have in any such Work Product or any part or parts thereof. If Executive makes any “Invention” (as defined below) during the Employment Term that Executive believes does not belong to Employer under this Agreement, then Executive will promptly notify the Board and will supply a written explanation of the reasons for such belief. Executive is not the owner of any invention as of the date hereof. Executive agrees that even if his employment is terminated by Employer, Executive shall at all times provide reasonable cooperation with Employer in the prosecution or defense of any lawsuit related to Employer activities in connection with any copyright of Employer.

(b) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Work Product” means written materials created by Executive, Inventions made by Executive, programs, fixes, routines, inventions, ideas, designs, manuals, improvements, discoveries, processes, and any other results or properties of Executive’s efforts whether produced alone or with others, a) relating to Employer’s actual or anticipated business, or b) made or conceived during working hours or developed with the aid of Employer’s personnel or assets.

(ii) “Invention” means any invention, including, without limitation, information, inventions, contributions, improvements, ideas, or discoveries, whether patentable or copyrightable or not, and whether or not conceived or made during work hours.

(c) Limitations. All provisions of this Agreement relating to the assignment by Executive of any invention or innovation are subject to the provisions of California Labor Code Sections 2870, 2871 and 2872. Executive understands that, in accordance with Section 2870 of the California Labor Code, the provisions of this Agreement requiring assignment to Employer, without payment, of any rights in any Inventions would not apply to any invention for which no equipment, supplies, facility, or trade secret information of Employer was used and which was developed entirely on Executive’s own time, unless (i) the invention relates (A) directly to the business of Employer, or (B) to Employer’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for Employer. A copy of California Labor Code Sections 2870, 2871 and 2872 is attached to this Agreement as Exhibit B.

10. Compliance with Internal Revenue Code Section 409A. In the event that any compensation or other payments payable under this Agreement are subject to Section 409A, then Executive acknowledges and agrees that Employer shall adhere to the provisions of Section 409A and any regulations or other guidance issued thereunder. Executive agrees that he has reviewed or been advised to review (and had ample opportunity to review) the provisions of this Agreement with applicable legal and tax counsel to ensure compliance with Section 409A and that Employer shall not be responsible for any adverse tax consequences experienced by Executive in connection with this Agreement. Executive’s right to receive any installment payments pursuant to this Agreement will be treated as a right to receive a series of separate payments. For purposes of this Agreement, references to “termination of employment” (and substantially similar phrases) will be interpreted to mean a “separation from service” within the meaning of Section 409A. If, as of the date of Executive’s “separation from service” from Employer, Executive is a “specified employee” (within the meaning of Section 409A), then: (a) each installment of the Compensation Continuation that, in accordance with the dates and terms set forth in this Agreement, will in all circumstances, regardless of when the “separation from service” occurs, be paid within the short-term deferral period (as defined in Section 409A) will be treated as a “short-term deferral” within the meaning of Treas. Reg. Section 1.409A-l(b)(4) to the maximum extent permissible under Section 409A and will be paid on the dates and terms set forth in this Agreement; and (b) each installment of the Compensation Continuation that is not described in clause (a) above and that would, absent this clause (b), be paid within the six-month period following Executive’s “separation from service” from Employer will not be paid until the date that is six months and one day after such “separation from service” (or, if earlier, Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Executive’s “separation from service” and any subsequent installments, if any, being paid in accordance with the dates and terms set forth in this Agreement; provided, however, that the preceding provisions of this clause (b) will not apply to any installment of the Compensation Continuation if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treas. Reg. Section 1.409A-l(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treas. Reg. Section 1.409A-l(b)(9)(iii) must be paid no later than the last day of Executive’s second taxable year following the taxable year in which the “separation from service” occurs. The determination of whether and when Executive’s “separation from service” from Employer has occurred will be made in a manner consistent with, and based on the presumptions set forth in, Treas. Reg. Section l.409A-1(h). Solely for purposes of this paragraph, “Employer” will include all persons with whom Employer would be considered a single employer under Section 414(b) and 414(c) of the Code. All reimbursements and in-kind benefits provided under this Agreement will be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of any eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

11. Section 280G. Notwithstanding anything to the contrary contained in this Agreement, to the extent that any of the payments and benefits provided for under this Agreement or any other agreement or arrangement between Employer and Executive (collectively, the “Payments”) (a) constitute a “parachute payment” within the meaning of Section 280G of the Code (“Section 280G”) and (b) but for this Section 11, would be subject to the excise tax imposed by Section 4999 of the Code (“Section 4999”), then (i) if immediately prior to transaction that constitutes a “Change in Control” of Employer under Treas. Reg. Section 1.280G which resulted in the Payments, the stock of Employer is not publicly traded and the exemption described in Section 280G(b)(5) of the Code would apply to payments by Employer to the Executive in connection with a Change in Control (as defined in Section 280G and the regulations promulgated thereunder), Employer and Executive shall cooperate in good faith in connection with Employer satisfying the shareholder approval exemption under Section 280G(b)(5) of the Code and the regulations thereunder, and (ii) if clause (i) does not apply, the Payments will be reduced to the extent necessary so that no portion of such Payments retained by Executive will be subject to excise tax under Section 4999; provided, however, such reduction will only occur if after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, such reduction results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits under this Agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. To the extent permitted by applicable law, and not a violation of Sections

280G, 409A or 4999 of the Code, Executive will be entitled to elect the order in which payments will be reduced. If Executive electing the order in which payments will be reduced would result in violation of Section 409A or loss of the benefit of reduction under Sections 280G or 4999, payments will be reduced in the following order (1) severance payment based on multiple of Base Salary and/or Cash Bonus; (2) other cash payments; (3) any pro-rated Cash Bonus paid as severance; (4) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treas. Reg. Section 1.280G-1 Q/A – 24(c); (5) any equity awards accelerated or otherwise valued at full value, provided such equity awards are not permitted to be valued under Treas, Reg. Section 1.280G-1 Q/A – 24(c); (6) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treas. Reg. Section 1.280G-1 Q/A – 24(c); (7) acceleration of vesting of all other stock options and equity awards; and (8) within any category, reductions will be from the last due payment to the first. All determinations regarding the application of this Section 11 shall be made by an accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code retained by Employer prior to the date of the applicable change in control and reasonably acceptable to Executive (the “280G Firm”). The 280G Firm will be directed to submit its determination and detailed supporting calculations to both Executive and Employer within thirty (30) days after notification from either Employer or Executive that Executive may receive Payments which may be “parachute payments” within the meaning of Section 280G (or such earlier or later date as Employer and Executive may agree). Executive and Employer will each provide the 280G Firm access to and copies of any books, records, and documents in their possession as may be reasonably requested by the 280G Firm, and otherwise cooperate with the 280G Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this letter agreement. The fees and expenses of the 280G Firm for its services in connection with the determinations and calculations contemplated by this Section 11 will be borne by Employer. The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by Employer.

12. Notices. All notices, requests, demands, claims, consents and other communications that are required or otherwise delivered hereunder shall be in writing and shall be deemed to have been duly given if (a) personally delivered, (b) sent by nationally recognized overnight courier, (c) mailed by registered or certified mail with postage prepaid, return receipt requested, or (d) transmitted by email, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Employer, to:

Histogen Inc.

10655 Sorrento Valley Road

San Diego, California 92121

Attention: HR Department

Email:

With a copy to (which will not constitute notice):

DLA Piper LLP

4365 Executive Drive, Suite 110

San Diego, California 92121

Attention: Larry W. Nishnick

Email: larry.nishnick@dlapiper.com

if to Executive, to such address as set forth in Employer’s records,

or to such other address as the party to whom such notice or other communication is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (i) when delivered, if personally delivered, (ii) when sent, if sent by e-mail during normal business hours on a business day (or, if not sent during normal business hours on a business day, on the next business day after the date sent by facsimile), (iii) on the next business day after dispatch, if sent by nationally recognized, overnight courier guaranteeing next business day delivery, and (iv) on the fifth business day following the date on which the piece of mail containing such communication is posted, if sent by mail.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

14. Arbitration.

(a) Agreement to Arbitrate. Executive and Employer agree that any and all disputes, claims or controversies whatsoever between them (and their affiliates, if any) arising out of or related to (i) Executive’s employment with Employer, or the termination thereof, (ii) Executive’s performance of services for Employer, or (iii) this Agreement, will be settled by final and binding arbitration in accordance with the rules and procedures of the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) applicable to the dispute. JAMS rules for Employment Arbitration are available at http://www.jamsadr.com/rules-employment-arbitration/.

(b) Claims Subject to Arbitration. Claims subject to arbitration shall include, but are not limited to, claims concerning the Executive’s employment with Employer, Executive’s performance of services for Employer, and this Agreement, including claims based on any federal, state, or local law, statute, or regulation, including, but not limited to, any claims of discrimination, harassment, retaliation or other conduct in violation of or arising under Title VII of the Civil Rights Act of 1964 (as amended by the Civil Rights Act of 1991), the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, and the California Family Rights Act, claims for unpaid wages, commissions, bonuses, stock options or other employment compensation, claims for breach of contract or breach of implied covenant (express or implied), claims of wrongful termination in violation of contract or public policy, promissory estoppel, claims arising under common law, and tort claims.

(c) Claims Not Subject to Arbitration. This arbitration provision does not apply to or cover the following claims: (i) claims by Executive for workers’ compensation benefits; (ii) claims by Executive for unemployment compensation benefits; and (iii) any claim that may not be compelled to arbitration as a matter of law. Further, either Executive or Employer, in a court of competent jurisdiction, may seek to compel arbitration under this Agreement, to enforce an arbitration award or to obtain preliminary injunctive and/or other equitable relief in support of claims to be prosecuted in an arbitration to the extent allowed by California Code of Civil Procedure Section 1281.8.

(d) Arbitration Procedures. The arbitration shall take place in San Diego County, California. The arbitration will be conducted before an arbitrator who is a member of JAMS and mutually selected by the parties from the JAMS Panel. In the event that the parties are unable to mutually agree upon an arbitrator, selection of an arbitrator shall be governed by the applicable JAMS rules. The arbitrator shall have the authority to grant all monetary or equitable relief (including, without limitation, injunctive relief, ancillary costs and fees and punitive damages) available under state and federal law. Either party shall have the right to appeal any adverse rulings or judgments to the JAMS Panel of Retired Appellate Court Justices. The arbitrator may grant any remedy or relief to which the parties would have otherwise been entitled had the matter been heard in a court of law, and shall not grant any remedy or relief that could not have been granted had the matter been heard in a court of law. The parties agree that the arbitrator shall not have the power to commit errors of law or legal reasoning, and that the award may be vacated or corrected on appeal to a California state court of competent jurisdiction for any such error. Judgment on any award rendered by the arbitrator may be entered and enforced by any court having jurisdiction thereof.

To the extent permitted by law, the hearing and all filings and other proceedings shall be treated in a private and confidential manner by the arbitrator and all parties and representatives, and shall not be disclosed except as necessary for any related judicial proceedings or as required by applicable law.

(e) Attorneys’ Fees and Costs. Except as provided by applicable law, Employer and Executive shall equally pay the arbitrator’s fees, arbitration expenses and any other costs unique to the arbitration proceeding. All other costs, expenses and attorneys’ fees shall be borne by the party incurring them. Any postponement or cancellation fee imposed by the arbitration service will be paid by the party requesting the postponement or cancellation, unless the arbitrator determines otherwise. Any other fees charged or imposed by JAMS or the arbitrator shall be paid as directed by JAMS or the arbitrator, as applicable. The arbitrator shall award attorneys’ fees, costs and other expenses of arbitration to the prevailing party in the manner and to the extent authorized by applicable law. At the conclusion of the arbitration, each party agrees to pay promptly any arbitration award imposed against that party.

(f) Remedy. Except as provided by the JAMS rules or this Agreement, arbitration shall be the sole, exclusive and final remedy for any dispute between Executive and Employer. Accordingly, except as provided for by the JAMS rules or this Agreement, neither Executive nor Employer will be permitted to pursue court action regarding claims that are subject to arbitration and THE PARTIES HEREBY WAIVE THEIR RIGHT TO HAVE ANY DISPUTE, CLAIM OR CONTROVERSY DECIDED BY A JUDGE OR JURY IN A COURT.

BY SIGNING THIS AGREEMENT, THE PARTIES FURTHER AGREE THAT EACH MAY BRING OR PURSUE CLAIMS AGAINST THE OTHER ONLY IN THEIR INDIVIDUAL CAPACITIES, AND MAY NOT BRING OR PURSUE CLAIMS OR ACT AS A PLAINTIFF, CLASS MEMBER OR REPRESENTATIVE IN ANY PURPORTED CLASS, REPRESENTATIVE OR COLLECTIVE PROCEEDING, SUBJECT TO AND CONSISTENT WITH APPLICABLE LAW. THE PARTIES FURTHER AGREE THAT THE ARBITRATOR MAY NOT PRESIDE OVER ANY FORM OF A REPRESENTATIVE OR CLASS PROCEEDING. NOTWITHSTANDING THE FORGOING, NOTHING IN THIS AGREEMENT PREVENTS EITHER PARTY FROM PURSUING A REPRESENTATIVE OR COLLECTIVE ACTION IN COURT THAT MAY NOT BE COMPELLED TO ARBITRATION AS A MATTER OF LAW.

15. Consent to Jurisdiction. In any proceeding seeking equitable relief, to enforce arbitration or an arbitral award, or in the event that arbitration cannot be enforced, each of the parties hereby irrevocably and unconditionally agrees to submit to the exclusive jurisdiction of the appropriate state and federal courts situated in San Diego, California in any dispute, controversy, suit or action arising out of or in connection with this Agreement or any associated agreement or document and hereby waives in advance any objection or defense to such jurisdiction, including any defense based on lack of personal jurisdiction or forum non conveniens. Each of the parties hereby acknowledges that it is the intent of all parties hereto that any judgment, order or decree of any such court may be enforced in any court or other tribunal of competent jurisdiction in the United States of America or any other jurisdiction throughout the world and hereby waives and agrees not to assert any defense to the enforcement of any such judgment, order or decree in any such court or tribunal.

16. Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

17. Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

18. Amendments, Modifications and Waivers. The terms and provisions of this Agreement may not be modified or amended, nor may any of the provisions hereof be waived, temporarily or permanently, except pursuant to a written instrument in ink executed by the parties hereto. Any waiver shall not operate or be construed as a waiver of any subsequent breach by another party.

19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the written consent of each other party, except that Employer may assign and transfer all or any portion of its rights and obligations under this Agreement to any of its affiliates; provided, however, that no such assignment shall affect Employer’s obligations under this Agreement. Any attempted assignment in violation of this Section shall be void. This Agreement is personal in nature as to Executive and may not be assigned by him. The parties agree that this Agreement shall survive Executive’s employment by Employer and is binding upon Executive’s heirs and legal representatives, and that Employer is an express third party beneficiary of this Agreement.

20. Captions. The captions are included in this Agreement for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

21. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if such signatures were upon the same instrument. A facsimile, photocopied signature (which may be delivered by facsimile) or email with scan attachment shall be deemed to be the functional equivalent of an original for all purposes. This Agreement shall become effective when each party has received a counterpart of this Agreement signed by the other party.

22. Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matters addressed herein and supersedes any prior understandings, agreements or representations, by or among such parties, whether written or oral.

23. Construction. The parties have participated jointly, with counsel of their own choosing, in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of the authorship of any provision of this Agreement.

24. Acknowledgment. Executive acknowledges that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and that he has taken advantage of that opportunity to the extent that he desires. Executive further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his own judgment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

Steven J. Mento, Ph.D.		Histogen Inc.

By:	/s/ Steven J. Mento	By:	/s/ David H. Crean
	Steven J. Mento, Ph.D.		Name: David H. Crean, Ph.D.
Title: Chairman

Signature Page to Executive Employment Agreement

Schedule 1

Pre-Approved Boards

Biocom (Trade Association)

Board member of Dermata Therapeutics, Inc.

Scientific Consultant to DevaCell, Inc.

Schedule 1

EXHIBIT A

DEFINITIONS

For purposes of this Exhibit A only, “Employer” means Employer and its affiliates.

A. “Trade Secrets” are defined as information of Employer, including, but not limited to, a formula, pattern, compilation, program, device, method, technique, or process, that: (1) derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use, and (2) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

B. “Records” include, but are not limited to, all books and records of Employer and its subsidiaries, including all accounting (including accounting work papers), financial reporting, tax, business, marketing, environmental, legal, corporate and other files, documents, instruments and papers, whether originals, copies (including computer generated, recorded or stored records) or otherwise, customer lists, advertising and promotional materials, financial statements, budgets, projections, financial, tax and accounting records, personnel records, compliance records, ledgers, journals, deeds, legal documents, title policies, manuals, minute books, stock certificates and books, stock transfer ledgers, contracts, franchises, permits, licenses, reports, management information systems, computer tapes, discs and other files, retrieval programs, operating data or plans and environmental studies.

C. “Confidential Information” is defined as Employer’s Trade Secrets, Records and other proprietary information relating to Employer’s businesses, business methods, personnel and customers.

D. Notwithstanding anything to the contrary as set forth in this Exhibit A, Trade Secrets, Records or Confidential Information shall not include information that: (a) is already available to and known by third parties in the public domain through no fault of Executive, (b) becomes available to and known by third parties in the public domain through no fault of Executive, or (c) is obtained by Executive from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality.

Exhibit A

EXHIBIT B

CALIFORNIA LABOR CODE SECTIONS

2870. (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

2871. No employer shall require a provision made void and unenforceable by Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee’s inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States, as required by contracts between the employer and the United States or any of its agencies.

2872. If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.

Exhibit B